Exhibit 16.1

February 22, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of CryoLife, Inc.’s Form 8-K dated February 22, 2013, and have the following comments:

1.	We agree with the statements made in the third paragraph for which we have a basis on which to comment on, and we agree with, the disclosures.

 2. We have no basis on which to agree or disagree with the statements made in the first or second paragraphs for which we have no basis on which to comment.

Yours truly,

DELOITTE & TOUCHE LLP